EXHIBIT 10.37
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of March 27, 2006, by and between Network Installation Corp., a Nevada Corporation, (“Company”), and Christopher G Pizzo, an individual (“Executive”).
RECITALS
     A. Company is engaged in the business of providing networking and telecommunication services (the “Business”) and has need for personnel with experience in said Business.
     B. Executive is experienced in matters of finance related to the Business.
     C. The parties are willing to enter into this Agreement with respect to Executive’s employment and services upon the terms and conditions hereinafter set forth.
AGREEMENT
     In consideration of the foregoing recitals and the premises herein contained, the parties agree as follows:
I.
TERM
     Subject to the provisions of Section IV hereof, Company hereby employs Executive and Executive hereby accepts employment with Company beginning on or about the date of March 27, 2006, and it shall continue in effect for a period of two years (the “Initial Term”). Thereafter, the agreement shall be renewed upon mutual agreement of Executive and Company (any renewal, collectively with the Initial Term, the “Employment Term”). This agreement and Executive’s employment may be terminated at Company’s discretion during the Initial Term, provided that Company shall pay to Executive, in a lump sum, and on the date of termination, an amount equal to Executive’s base salary rate for six (6) months (“Severance Payment”). The Severance Payment will not accrue, and will not be payable by Company, if Executive is terminated during the Initial Term for cause. For purposes of this Agreement, the term “cause” shall mean, without limitation: (i) the repeated inability of Executive to work cooperatively with the Board of Directors of Company; (ii) disruptiveness; (iii) impairment affecting Executive’s ability to perform his duties for a period exceeding 30 days; (iv) dishonesty or fraud; (v) insubordination; or (vi) other action or inaction constituting a material breach of this Agreement.

II.
DUTIES
     SECTION II.0 General Duties. Executive shall serve as Chief Financial Officer of Network Installation Corp. during the Employment Term. Executive, during the Employment Term, shall be subject to the policies and directives of the Board of Directors of Company (“Board”), and shall be responsible for financial matters of Network Installation Corp. Company represents and warrants that, to the best of its knowledge, it has disclosed in all material respects the nature of all material transactions of the Company and of affiliates and subsidiaries of the Company preceding the date of this Agreement to Executive.
     SECTION II.1 Devotion of Time to Company’s Business. Executive agrees during the Employment Term, to devote his best efforts, and all of his business time exclusively, to his employment with Company, and to perform such duties as are specified in Section 2.01 and such other duties consistent with Section 2.01 as shall be reasonably requested by the Board. Executive shall not, during Executive’s employment, unless otherwise agreed to in advance and in writing by Company, seek or accept other employment, become self-employed in any other capacity, or engage in any activities that are detrimental to the business of Company. Company acknowledges that Executive is in the process of winding down the business operations of CP Film Co., LLC, a company owned by Executive, and therefore may on occasion be required to devote time to such matters.
III.
COMPENSATION AND BENEFITS
     As compensation for his services hereunder, during the Employment Term, Executive shall receive compensation and benefits (see below) payable in cash at the times and in the installments consistent with Company’s payroll practices.

Gross Base Salary	$150,000 Annually, for an initial 90 day term, at which time Executive’s performance will be evaluated and Gross Base Salary may be subject to Gross Base Salary Increase as described below

Gross Base Salary Increase	$30,000 Annually, on or before July 1, 2006, contingent on performance

Signing Bonus	$5,000, payable on signing; $7,500 payable on or before 90 days following the date of this Agreement.

Auto	To be provided by Company
Medical	Company Plan
Holidays	Company policy and procedures
Vacation	Fifteen (15) business days per year
Pension and Profit sharing	Company policy and procedures
Options	1,000,000 Employee Stock Options at a price of Forty-Two cents ($.42) per share. Vesting will be as follows:

•	333,333 as of March 27, 2007; provided, however, that if Executive is terminated without cause within the first year of the Initial Term, a total of 250,000 options shall vest effective on the date of termination, and such vested options may be exercised at any time during the one year period following termination

•	83,333 each 90 days for eight consecutive quarters thereafter totaling another 666,667 options. The rules and regulations of the above options are governed by the Company’s 2005 Stock Option Plan
IV.
TERMINATION
     SECTION IV. Employment At-Will. This is an at-will employment agreement. Either party may terminate the employment relationship at any time with or without cause. Executive understands and agrees that no Company policy or procedure, nor anything in the employee handbook, nor length of service, nor outstanding job performance, nor any oral statement by anyone employed by Company can change either party’s right to terminate the employment relationship at anytime and for any reason. No manager, supervisor, employee or consultant of Company has any authority to bind Company to any agreement for employment for any specified period of time or to make any agreement other than at-will. Only Company’s Board of Directors has the authority to make such an agreement, and then only in writing.
     SECTION IV. 2 Termination for Death or Disability. This Agreement and Executive’s employment hereunder shall terminate automatically upon (1) Executive’s death or (2) the date of determination by the Board that Executive has a disability. As used herein, “disability” shall mean any condition that qualifies as a disability under Company’s long-term disability plan as in effect on the date of determination or which renders Executive incapable of performing substantially all of Executive’s managerial and Executive services hereunder for ninety (90) days or more in the aggregate during any one (1) year period, and which at any time after such ninety (90) days the Board shall determine continues to render Executive incapable of performing Executive’s managerial and Executive services hereunder. If this Agreement is terminated because of Executive’s death or disability pursuant to this Section, Company shall have no further obligation or liability to Executive.
     SECTION IV. 3 No Additional Payments. Upon termination of Executive’s employment hereunder, Executive shall not be entitled to any severance payments or severance benefits from Company or any payments by Company on account of any claim for wrongful termination, including but not limited to claims under any federal, state or local human and civil rights or labor laws, except for any benefits which may be due to Executive in the normal course under any Executive benefit plan or program of Company which provides for benefits after termination of employment except for the Severance Payment as listed in Section I above. Executive’s right to receive payments or benefits under this Agreement upon termination of employment will cease if Executive breaches any provision of Section V below.
V.
RESTRICTIVE COVENANTS
     SECTION V.1 Confidential and Proprietary Information. As an Executive of Company, Executive shall have access to certain Confidential and Proprietary Information (as defined below) concerning Company and its Affiliates (as defined below). Executive agrees that he will not, either directly or indirectly, disclose to any person or use any of the Confidential and Proprietary Information in any way during the Employment Term (except as required in the course of the performance of his duties to Company) or after the expiration of the Employment Term.
     For purposes of this Agreement, “Confidential and Proprietary Information” means any of the following information relating to the business of Company that is not generally known to competitors, suppliers and customers of Company: (i) any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of determination, been used by Company; (ii) any information related to the development of products and production processes; (iii) any information concerning proposed new processes; (iv) any information concerning customer lists and other customer information, vendor lists and information, price data, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans; and (v) any other information which would constitute a “Trade Secret” under any Trade Secret legislation as in force and effect in the States of California or Nevada, or any other relevant State.
     For purposes of this Agreement, “Affiliate” means any corporation, company, partnership, joint venture, firm and/or other entity which controls, is controlled by or is under common control with the person with respect to which the term “Affiliate” is used. For purposes of this Agreement, “Person” means an individual, corporation, partnership, limited liability company, trust or unincorporated organization, or a government or any agency or political subdivision thereof. “Control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities (such as limited liability companies, partnerships or limited partnerships), either (x) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (y) the power to direct the management and policies of the noncorporate entity.
     SECTION V.2 Inventions and Improvements. Executive agrees that he will assign to Company, without further consideration, the exclusive rights and title to all inventions, discoveries, ideas, improvements, and other intellectual property made or acquired by Executive during the Employment Term, whether alone or jointly with others. Executive further agrees to execute any and all documents that are required in order to transfer or assign such property rights to Company.
     SECTION V.3 Equitable Relief. Executive acknowledges and agrees that his services are of a special, unique and extraordinary value to Company and its Affiliates and that damages alone may be an inadequate remedy for any breach of this Agreement. Accordingly, in the event of the breach by Executive of any of the provisions of this Agreement, Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Agreement.
VI.
MISCELLANEOUS
     SECTION VII.1 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.
     SECTION VII.2 Notice. Any notice or communication required to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, if to Company, to 5625 Arville Street, Suite E, Las Vegas, Nevada, 89118 , ATT: Jeff Hultman, and if to Executive, to his office. Notice shall be deemed received on the date sent if sent by facsimile or personal delivery; three days after the date sent if sent by registered or certified mail; and one day after the day it is sent if sent by overnight courier.
     SECTION VII.3 Entire Agreement; Modification. This Agreement contains the entire and complete understanding between the parties concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded thereby.
     SECTION VII.4 Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada.
     SECTION VII.5 Arbitration. If a dispute arises relating to the terms and provisions of this Agreement or involves any claim for breach of any contract or covenant (express or implied), tort claims, claims for discrimination (including, but not limited to race, sex, religion, national origin, age, handicap or disability), claims for compensation or claims for violations of any federal, state, foreign or other governmental law, statute, regulation or ordinance, then either party may initiate arbitration proceedings in accordance with the Rules of the American Arbitration Association (“AAA”). Arbitration proceedings shall be held in any Clark County, Nevada office of AAA. Both parties hereby consent to such arbitration, and any arbitration award shall be final and binding. Neither party shall disclose the existence of any dispute or the terms of any arbitration decision to any third party, other than their legal counsel, accountants, and financial advisors or as required by law.
     SECTION VII.6 Representation by Counsel. Executive acknowledges that he has been represented by legal counsel in connection with this Agreement and has consulted with such legal counsel.
     SECTION VII.7 Counterparts. This Agreement may be executed in counterparts, all of which taken together will constitute one instrument.

     SECTION VII.8 Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
SECTION VII.9 Binding Effect. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, and assigns. Executive shall not assign, convey, or otherwise transfer, voluntarily or by operation of law, to any person or entity, this Agreement or any interest herein without the prior written consent of Company. Any attempt to do so without such consent shall be null and void.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

“Company” Network Installation Corp, A NEVADA CORPORATION,
By:	/s/ Jeffrey R. Hultman
	Name:	Jeffrey R Hultman
	Title:	Chairman of The Board

“Executive”
By:	/s/ Christopher G. Pizzo
	Name:	Christopher G. Pizzo